Exhibit 99.1
FOR IMMEDIATE RELEASE

ADAMS RESOURCES & ENERGY, INC. ANNOUNCES RESULTS FOR
THIRD QUARTER 2018 AND DECLARES QUARTERLY DIVIDEND

Houston, Texas (Wednesday, November 7, 2018) -- Adams Resources & Energy, Inc. (NYSE AMERICAN: AE) (“Adams” or the “Company”) today announced its financial results for the three months ended September 30, 2018.

The Company reported net earnings of $2.0 million, or $0.48 per common share, on revenues of $467.9 million for the third quarter of 2018, compared to a net loss of $3.0 million, or $(0.72) per common share, on revenues of $295.3 million for the third quarter of 2017. On an adjusted basis, net earnings were $1.3 million, or $0.30 per common share, for the third quarter of 2018, compared to a net loss of $0.2 million, or $(0.04) per common share, for the third quarter of 2017.

Adjusted net (losses) earnings, adjusted (losses) earnings per common share and adjusted cash flow are non-generally accepted accounting principle (“non-GAAP”) financial measures that are defined and reconciled in the financial tables below.

Third Quarter 2018 Highlights:

• Gross revenues of approximately $467.9 million for the third quarter of 2018 compared to $295.3 million for the third quarter of 2017
• Our crude oil marketing subsidiary, GulfMark Energy, Inc., marketed approximately 70,635 per day (“bpd”) of crude oil during the third quarter of 2018, compared to 64,104 bpd of crude oil during the third quarter of 2017
• Cash and cash equivalents increased by 20 percent from December 31, 2017 levels of $109.4 million to $130.8 million at September 30, 2018
• $59.6 million of undrawn capacity under our letter of credit facility at September 30, 2018
• Adjusted cash flow of $4.2 million for the third quarter of 2018 compared to $2.3 million for the third quarter of 2017
• Approximately 476,703 barrels of crude oil inventory at September 30, 2018 compared to 198,011 barrels at December 31, 2017
• Dividend of $0.22 per share for the third quarter of 2018
• No short or long term debt as of September 30, 2018

“During the third quarter of 2018, our Service Transport business unit continued to generate improved financial and operating results as our revenue per mile increased 1 percent from the second quarter of 2018 and 21 percent from the third quarter of 2017,” said Townes G. Pressler, Executive Chairman. “As customer demand continues to be strong in this segment, improved trucking rates allow improved hiring and retention of skilled drivers as we continue to provide dependable superior service to our customers at Service Transport. We are continuing on schedule with improving the age of our fleet, with the purchase of 40 new tractors through September 30, 2018 and commitments to purchase an additional 61 tractors and 20 trailers by the end of the first quarter of 2019.”

“At our GulfMark business unit, crude oil marketing volumes for the third quarter of 2018 were consistent with the second quarter of 2018 and increased 10 percent from the third quarter of 2017, primarily as a result of increased production in our market areas. Our overall marketing margins have increased as a result of the exit of areas with thin margins.”

“During the remainder of 2018, we will remain focused on introducing efficiencies in our crude oil marketing division, integrating our crude oil gathering company acquisition into our business, replacing aging tractors and right sizing our tractor and trailer fleets in both business units, improving company-wide driver retention and increasing driver count, and placing safety first in all of our operations. We will continue to explore synergic growth opportunities in our core businesses, both organically and in the open market,” continued Pressler.

Capital Investments and Dividends

During the third quarter of 2018, the Company recorded approximately $5.0 million of capital costs and paid dividends of $0.9 million ($0.22 per share). The majority of the capital costs relate to the purchase of tractors in our Service Transport subsidiary.

The Company’s Board of Directors also declared a quarterly cash dividend for the third quarter of 2018 in the amount of $0.22 per common share, payable on December 21, 2018 to shareholders of record as of December 7, 2018.

Use of Non-GAAP Financial Measures
This press release and accompanying schedules includes the non-GAAP financial measures of adjusted cash flow, adjusted net (losses) earnings and adjusted (losses) earnings per common share. The accompanying schedules provide definitions of these non-GAAP financial measures and reconciliations to their most directly comparable financial measures calculated and presented in accordance with GAAP. Company management uses these measurements as aids in monitoring the Company’s ongoing financial performance from quarter to quarter and year to year on a regular basis and for benchmarking against peer companies. Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flow provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP. Our non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as we do.

Adams Resources & Energy, Inc. is primarily engaged in the business of crude oil marketing, transportation and storage, tank truck transportation of liquid chemicals and dry bulk and ISO tank container storage and transportation through its two subsidiaries, GulfMark Energy, Inc.

and Service Transport Company, respectively. For more information, visit www.adamsresources.com.

Cautionary Statement Regarding Forward-Looking Statements
This news release contains forward-looking statements. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as “anticipate,” “intend,” “plan,” “project,” “estimate,” “continue,” “potential,” “should,” “could,” “may,” “will,” “objective,” “guidance,” “outlook,” “effort,” “expect,” “believe,” “predict,” “budget,” “projection,” “goal,” “forecast,” “target” or similar words. Statements may be forward looking even in the absence of these particular words. Where, in any forward-looking statement, the Company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that such expectation or belief will result or be achieved. Unless legally required, Adams undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact: Tracy E. Ohmart
EVP, Chief Financial Officer
tohmart@adamsresources.com
(713) 881-3609

ADAMS RESOURCES & ENERGY, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Revenues:
Marketing	$453,626	$282,229	$1,266,055	$872,020
Transportation	14,265	13,082	41,509	40,153
Oil and natural gas	—	—	—	1,427
Total revenues	467,891	295,311	1,307,564	913,600

Costs and expenses:
Marketing	449,367	277,906	1,250,233	860,567
Transportation	12,412	12,668	36,603	36,681
Oil and natural gas	—	—	—	951
General and administrative	1,533	2,787	6,100	6,884
Depreciation, depletion and amortization	2,340	3,240	7,014	10,772
Total costs and expenses	465,652	296,601	1,299,950	915,855

Operating earnings (losses)	2,239	(1,290)	7,614	(2,255)

Other income (expense):
Loss on deconsolidation of subsidiary	—	(1,870)	—	(3,505)
Impairment of investment in unconsolidated affiliate	—	(2,500)	—	(2,500)
Interest income	601	370	1,486	789
Interest expense	(26)	(8)	(60)	(10)
Total other income (expense), net	575	(4,008)	1,426	(5,226)

(Losses) earnings before income taxes	2,814	(5,298)	9,040	(7,481)
Income tax benefit (provision)	(779)	2,265	(2,247)	3,306

Net (losses) earnings	$2,035	$(3,033)	$6,793	$(4,175)

Earnings (losses) per share:
Basic net (losses) earnings per common share	$0.48	$(0.72)	$1.61	$(0.99)
Diluted net (losses) earnings per common share	$0.48	$(0.72)	$1.61	$(0.99)

Dividends per common share	$0.22	$0.22	$0.66	$0.66

ADAMS RESOURCES & ENERGY, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	September 30,	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$130,774	$109,393
Accounts receivable, net of allowance for doubtful accounts	108,662	121,353
Inventory	34,760	12,192
Derivative assets	263	166
Income tax receivable	—	1,317
Prepayments and other current assets	1,271	1,264
Total current assets	275,730	245,685

Property and equipment, net	30,918	29,362
Investment in unconsolidated affiliate	425	425
Cash deposits and other	6,239	7,232
Total assets	$313,312	$282,704

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$146,895	$124,706
Accounts payable – related party	6	5
Derivative liabilities	247	145
Current portion of capital lease obligations	568	338
Other current liabilities	8,219	4,404
Total current liabilities	155,935	129,598
Other long-term liabilities:
Asset retirement obligations	1,414	1,273
Capital lease obligations	2,041	1,351
Deferred taxes and other liabilities	2,655	3,363
Total liabilities	162,045	135,585

Commitments and contingencies

Shareholders’ equity	151,267	147,119
Total liabilities and shareholders’ equity	$313,312	$282,704

ADAMS RESOURCES & ENERGY, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Nine Months Ended
	September 30,
	2018	2017
Operating activities:
Net (losses) earnings	$6,793	$(4,175)
Adjustments to reconcile net (losses) earnings to net cash
provided by operating activities:
Depreciation, depletion and amortization	7,014	10,772
Gains on sales of property	(890)	(347)
Impairment of oil and natural gas properties	—	3
Provision for doubtful accounts	(95)	(9)
Stock-based compensation expense	144	—
Deferred income taxes	(685)	(1,198)
Net change in fair value contracts	5	48
Impairment of investment in unconsolidated affiliate	—	2,500
Loss on deconsolidation of subsidiary	—	3,505
Changes in assets and liabilities:
Accounts receivable	12,830	5,228
Accounts receivable/payable, affiliates	1	266
Inventories	(22,568)	(9,328)
Income tax receivable	1,317	(1,412)
Prepayments and other current assets	(7)	927
Accounts payable	22,254	9,482
Accrued liabilities	3,815	465
Other	(103)	(240)
Net cash provided by operating activities	29,825	16,487

Investing activities:
Property and equipment additions	(7,756)	(2,465)
Proceeds from property sales	1,314	430
Insurance and state collateral refunds	1,070	439
Net cash used in investing activities	(5,372)	(1,596)

Financing activities:
Principal repayments of capital lease obligations	(288)	—
Dividends paid on common stock	(2,784)	(2,784)
Net cash used in financing activities	(3,072)	(2,784)

Increase in cash and cash equivalents	21,381	12,107
Cash and cash equivalents at beginning of period	109,393	87,342
Cash and cash equivalents at end of period	$130,774	$99,449

ADAMS RESOURCES & ENERGY, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATIONS
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Reconciliation of Adjusted Cash Flow to Net (Losses) Earnings:
Net (losses) earnings	$2,035	$(3,033)	$6,793	$(4,175)
Income tax benefit (provision)	779	(2,265)	2,247	(3,306)
Depreciation, depletion and amortization	2,340	3,240	7,014	10,772
Gains on sales of property	(444)	(218)	(890)	(347)
Impairment of oil and natural gas properties	—	—	—	3
Loss on deconsolidation of subsidiary	—	1,870	—	3,505
Stock-based compensation expense	141	—	144	—
Impairment of investment in unconsolidated affiliate	—	2,500	—	2,500
Inventory liquidation gains	(60)	(1,954)	(2,535)	—
Inventory valuation losses	—	—	—	109
Net change in fair value contracts	8	748	5	48
Costs of voluntary early retirement program	—	1,435	—	1,435
Insurance proceeds for Hurricane Harvey claims	(610)	—	(610)	—
Legal and other accrual reversals	—	—	—	(840)
Adjusted cash flow	$4,189	$2,323	$12,168	$9,704

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Adjusted net (losses) earnings and (losses) earnings per common share (Non-GAAP):
Net (losses) earnings	$2,035	$(3,033)	$6,793	$(4,175)
Add (subtract):
Loss on deconsolidation of subsidiary	—	1,870	—	3,505
Impairment of investment in unconsolidated affiliate	—	2,500	—	2,500
Gains on sales of property	(444)	(218)	(890)	(347)
Impairment of oil and natural gas properties	—	—	—	3
Stock-based compensation expense	141	—	144	—
Costs of voluntary early retirement program	—	1,435	—	1,435
Net change in fair value of contracts	8	748	5	48
Inventory liquidation gains	(60)	(1,954)	(2,535)	—
Inventory valuation losses	—	—	—	109
Legal and other accrual reversals	—	—	—	(840)
Insurance proceeds for Hurricane Harvey claims	(610)	—	(610)	—
Tax effect of adjustments to (losses) earnings	203	(1,533)	817	(2,245)
Adjusted net (losses) earnings	$1,273	$(185)	$3,724	$(7)

Adjusted (losses) earnings per common share	$0.30	$(0.04)	$0.88	$—